STATE OF DELAWARE CERTIFICATE OF AMENDMENT OF CERTIFICATE OF INCORPORATION FRANKLIN RESOURCES, INC. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY: 1. That the Certificate of Incorporation of the Corporation, as amended, is hereby further amended by deleting Section “FIRST” in its entirety and by substituting in lieu of said section the following: “FIRST: The name of the corporation (hereinafter called the “corporation”) is FRANKLIN TEMPLETON, INC.” 2. That the Certificate of Incorporation of the Corporation, as amended, is hereby further amended by deleting Section “SECOND” in its entirety and by substituting in lieu of said section the following: “SECOND: The address, including street, number, city, and county, of the registered office of the corporation in the State of Delaware is 1521 Concord Pike Suite 201, City of Wilmington, County of New Castle 19803; and the name of the registered agent of the corporation in the State of Delaware at such address is United Agent Group Inc.” 3. That the foregoing amendments to the Certificate of Incorporation have been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware. 4. That this Certificate of Amendment shall become effective at 12:01 a.m. ET on August 17, 2026. IN WITNESS WHEREOF, said Corporation has caused this Certificate of Amendment to be executed by its duly authorized officer this 28th day of July, 2026. FRANKLIN RESOURCES, INC. By: /s/ Beth McAuley O’Malley Name: Beth McAuley O’Malley Title: Assistant Secretary